P R E S S R E L E A S E
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS COMPLETES STEPS TO REGAIN COMPLIANCE WITH NASDAQ MARKETPLACE RULES

Acquisition of Equipment for, and Working Interest in, Oklahoma Wells

Represents Final Step in Plan

SAN ANTONIO, Texas -- March 15, 2006 _ Analytical Surveys, Inc. (ASI) (Nasdaq: ANLT), today announced that Nasdaq has granted the Company an extension to regain compliance with Nasdaq listing standards. The Company presented to Nasdaq a definitive plan to regain compliance after it received notice on December 30, 2005, that the Company was not in compliance with Nasdaq's requirements for continued listing because it did not have:  (i) a minimum of $2,500,000 in stockholders' equity as of September 30, 2005; (ii) at least $35,000,000 in market value of listed securities, or (iii) at least $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.  As reported in the Company's Form 10-KSB for the year ended September 30, 2005, the Company had stockholders' equity of $1,629,000 at September 30, 2005.

The Company has completed three transactions outlined in the plan. On February 6, 2006, 166,436 shares of the Company's Series A Redeemable Preferred Shares ("Preferred Shares") were redeemed in exchange for 318,000 shares of the Company's Common Stock. The transaction eliminated all obligations of the Company related to the Preferred Shares, including accrued dividends of approximately $60,000, the right to which was relinquished by the holders as part of the transaction.

On February 10, 2006, the Company completed the placement of a new Series A Convertible Preferred Stock with gross aggregate proceeds of approximately $760,000. This preferred stock bears interest at 7% annually and is convertible into 598,425 shares of the Company's Common Stock on or before February 10, 2008.

Today, the Company completed a transaction whereby it will have issued 129,033 shares of Common Stock, together with a payment of $150,000 in cash, to purchase equipment and a 50% working interest in an Oklahoma oil and natural gas well and a disposal well from Black Shale Energy, LLC. The equipment will be leased to the operator of the wells.

The Company believes it has regained compliance with the stockholder's equity requirement based upon the three transactions described above. Nasdaq will continue to monitor the Company's ongoing compliance with the stockholders' equity requirement, and if the Company does not evidence compliance with that requirement upon filing its next quarterly report on or before May 14, 2006, the Company may be subject to delisting.

Lori Jones, ASI's CEO, said, "These transactions have played a key role in helping us retain our Nasdaq listing, which we believe is important as we work to enhance shareholder value over the long term. In addition, these developments are very much in line with our strategy of expanding into the energy sector."

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. The Company is in the process of expanding its business into the energy sector. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.